AMENDED SCHEDULE A
TO ADMINISTRATIVE SERVICES AGREEMENT
BETWEEN OLD MUTUAL FUNDS I AND OLD MUTUAL FUND SERVICES
DATED SEPTEMBER 7, 2004

AS AMENDED NOVEMBER 9, 2009

Old Mutual Funds I consists of the following Funds, each of which is subject to this Agreement:

Old Mutual Analytic Fund
Old Mutual Asset Allocation Balanced Portfolio
Old Mutual Asset Allocation Conservative Portfolio
Old Mutual Asset Allocation Growth Portfolio
Old Mutual Asset Allocation Moderate Growth Portfolio
Old Mutual China Fund
Old Mutual Copper Rock Emerging Growth Fund
Old Mutual International Equity Fund

Old Mutual Funds I		Old Mutual Fund Services

By:	/s/ Robert T. Kelly	By:	/s/ Robert T. Kelly
Name:	Robert T. Kelly	Name:	Robert T. Kelly
Title:	Vice President	Title:	Vice President